EXHIBIT 99.2
CDW Declares Quarterly Cash Dividend of $0.62 Per Share
Reinforces Ongoing Commitment to Delivering Value to Stockholders
VERNON HILLS, Ill., May 1, 2024 -- CDW Corporation (Nasdaq: CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced that its Board of Directors has declared a quarterly cash dividend of $0.62 per common share to be paid on June 11, 2024 to all stockholders of record as of the close of business on May 24, 2024. Future dividends will be subject to Board of Director approval.
"Dividends and share repurchases continue to be an important part of our capital allocation priorities, along with strategic M&A and managing our capital structure," said Albert J. Miralles, chief financial officer, CDW. "Since our IPO in June 2013, our dividend has increased nearly fifteen-fold and we have returned approximately $6.5 billion to stockholders through share repurchases and dividends. Our capital allocation strategy has enabled us to deliver value to our stockholders, just as we have delivered value to our customers and partners for 40 years."
About CDW
CDW Corporation is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.
Forward-Looking Statements
Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future dividends, earnings growth, capital allocation and other strategic plans of CDW. These forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those described in such statements. Although CDW believes that its plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, it can give no assurance that it will achieve those plans, intentions or expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Inquiries	Media Inquires
Steven O’Brien	Sara Granack
Vice President, Investor Relations	Vice President, Corporate Communications
(847) 968-0238	(847) 419-7411
investorrelations@cdw.com	mediarelations@cdw.com
CDWPR-FI